EXHIBIT 11

                      NORTHWEST NATURAL GAS COMPANY

             Statement Re:  Computation of Per Share Earnings
                  (Thousands, except per share amounts)
                               (Unaudited)

                                        Three Months Ended     Six Months Ended
                                             June 30,              June 30,
                                         ------------------   -----------------
                                           1996      1995      1996      1995
                                          ------    ------    -------   -------
Earnings Applicable to
 Common Stock                             $4,823    $2,818    $27,488  $21,135

Debenture Interest Less Taxes                127       133        254      267
                                          ------    ------    -------  -------
Net Income Available for
 Fully-Diluted Common Stock               $4,950    $2,951    $27,742  $21,402
                                          ======    ======    =======  =======

Average Common Shares Outstanding         14,895    14,700     14,872   14,308

Stock Options                                 22         9         22        9
Convertible Preference Stock                   -         -          -        -
Convertible Debentures                       385       404        385      404
                                          ------    ------    -------  -------
Fully-Diluted Common Shares               15,302    15,113     15,279   14,721
                                          ======    ======    =======  =======
Fully-Diluted Earnings Per
 Share of Common Stock                     $0.32    $0.20*      $1.82    $1.45
                                          ======    ======    =======  =======


Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.

*Anti-dilutive